Exhibit 99.2

July 20, 2018

Board of Directors of

State Bank Financial Corporation

3399 Peachtree Road NE, Suite 1900

Atlanta, GA 30326

Members of the Board:

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of State Bank Financial Corporation and dated May 11, 2018, in the Joint Information Statement/Proxy Statement and Prospectus of Cadence Bancorporation and State Bank Financial Corporation, which is part of the Registration Statement on Form S-4 of Cadence Bancorporation, and to the references to our firm in such Joint Information Statement/Proxy Statement and Prospectus. Raymond James further consents to the attachment of the Opinion Letter as Annex D to the Joint Information Statement/Proxy Statement and Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Raymond James & Associates, Inc.

Raymond James & Associates, Inc.

222 South Riverside Plaza – 7th Floor // Chicago, IL 60606

T 312.612.7785 // raymondjames.com

Raymond James & Associates, Inc., member New York Stock Exchange/SIPC